UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 14, 2008

First Horizon National Corporation

(Exact Name of Registrant as Specified in its Charter)

TN	001-15185	62-0803242
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

165 Madison Avenue Memphis, TN	38103
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (901) 523-4444

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)        On April 14, 2008, the Compensation Committee of the Board of Directors of the company approved the offer of a retirement agreement to John P. O’Connor, a former executive officer of the company with over 37 years of service who was named in the company’s 2008 proxy statement. It is expected that he will continue in his current position until next month when he will qualify for normal retirement under the company’s pension plan. Key elements of the agreement approved by the Committee for management to offer to Mr. O’Connor include:

•

Previously-granted unvested shares of restricted stock, including shares under the company’s management program and its discontinued PARSAP program, will vest upon full retirement on a pro-rated basis in proportion to the amounts of the respective vesting periods worked. Shares that do not vest will be forfeited at that time. The number of shares expected to vest is 13,891. A portion of the vested shares will be withheld to pay withholding taxes, following the company’s usual practices. Without this agreement, all unvested restricted shares would be forfeited upon retirement.

•

Mr. O’Connor will be eligible to receive a pro-rated portion of the annual cash bonus for 2008 that would have been paid had he remained with the company; the amount paid will be calculated in proportion to the portion of 2008 worked. Any such bonus continues to be subject to achievement of applicable performance objectives, the discretion of the Committee, and all original terms and conditions of the bonus opportunity other than continued employment. Without this agreement, Mr. O’Connor would forfeit any opportunity for an annual bonus for 2008 upon his full retirement.

•	Mr. O’Connor must agree to the company’s usual non-solicitation and non-interference covenants for a period of two years.

•	Mr. O’Connor must waive any rights he may have under any change in control severance agreement.

Item 8.01 Other Events

On April 15, 2008, the shareholders of the company approved a proposal by the Board of Directors to amend subsections (a), (b), and (e) of Article 12 of the company’s Charter to provide for the phased-in elimination of the classification of the Board and the annual election of directors, beginning with the class of directors whose terms expire at the 2009 annual meeting of shareholders. Appropriate Charter amendment documents have been filed with the State of Tennessee. The Charter amendment became effective April 17, 2008. Conforming changes to the company’s Bylaws also became effective as a consequence of that approval of those amendments. The declassification proposal is described in more detail in the company’s 2008 proxy statement as Vote Item 2 beginning on page 18.

On April 15, 2008, the shareholders of the company also voted on a proposal by the Board of Directors to eliminate certain supermajority vote requirements. Subsections (c) and (d) of Article 12 of the company’s Charter require the vote of 80% of the voting power of all outstanding shares to amend Article 12 of the Charter, and Section 10.5 of the Bylaws requires the vote of 80% of the voting power of all outstanding shares to amend the Bylaws by shareholder action. Although the declassification proposal (Vote Item 2 mentioned above) received the requisite 80% approving vote, the supermajority proposal did not, and the Charter and Bylaw amendments associated with the supermajority proposal will not become effective. The supermajority proposal is described in more detail in the company’s 2008 proxy statement as Vote Item 3 beginning on page 19.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits
The following exhibits are filed herewith:

Exhibit #	Description

3.1	Amendment to Charter

3.2	Bylaws, as amended and restated April 15, 2008

Pursuant to Instruction B.4. to Form 8-K, Instruction 2 to Item 601(b)(10) of Regulation S-K, and applicable regulations and releases, forms of documents and descriptions of arrangements related to the foregoing matters reported under Item 5.02(e) will be filed as exhibits not later than the company’s quarterly report on Form 10-Q applicable to the quarter ending June 30, 2008, except for exhibits filed with this Report. All summaries and descriptions of documents, and of amendments thereto, set forth above are qualified in their entirety by the documents themselves, whether filed as an exhibit hereto or filed as an exhibit to a later report.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)

Date: April 18, 2008	By:	/s/ D. Bryan Jordan
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

EX-3.1	Amendment to Charter

EX-3.2	Bylaws, as amended and restated April 15, 2008